Exhibit 10.21

FORM OF OFFER
TO DIRECTORS, OFFICERS OR SPECIFICALLY DESIGNATED PERSONS
TO SUBSCRIBE TO LIABILITY INSURANCE AND PROVIDE INDEMNIFICATION

WHEREAS

The public offering in the United States by Pasqal Holding SA (the “Company”) of ordinary shares of the Company (“Ordinary Shares”), the filing of forms with the Securities and Exchange Commission (“SEC”) in connection with such public offering and the quotation of the Ordinary Shares on the Nasdaq Global Market (“Market”) expose the directors and the officers of the Company to major and specific risks with respect to their service to the Company.

The Company, taking into account the scope of the obligations and possible personal liability of the directors and officers induced by the U.S. securities laws and the fact that they are significantly more burdensome than under French law, has resolved that the said directors and officers should not be exposed to such personal liability to the extent permitted by applicable laws and regulations.

Moreover, in the United States, directors and officers are typically indemnified or insured. As a result, the Company has concluded that, in the absence of such protection against risks sustained by reason of the fact that they are serving as such, individuals might not agree to serve as directors or officers of the Company or might resign from office. The Company has also concluded that it is necessary to have such individuals serve on its board of directors and as its officers if it is to achieve its objectives in the international financial and commercial markets.

It is the Company’s intention to provide said directors and officers with indemnification against liabilities and advancement of expenses in connection with any matters that arise out of their service to the Company to the fullest extent permitted by applicable laws and regulations.

Accordingly, considering as well the fact that the quotation of the Ordinary Shares on the Market is a key factor to the future development of the Company, the Company resolved that providing insurance coverage, indemnification and advancement of expenses to said directors and officers to the fullest extent permitted by applicable laws and regulations is consistent with the Company’s corporate interest.

The undersigned may also have certain rights to indemnification and/or insurance provided by a private equity fund, venture capital fund, an investment company and certain of their affiliates that have invested in the Company (collectively, the “Fund Indemnitors”), which the undersigned and the Fund Indemnitors intend to be secondary to the primary obligation of the Company to indemnify the undersigned as provided herein, with the Company’s acknowledgement and agreement to the foregoing being a material condition to the undersigned’s willingness to serve as a director of the Company to the extent applicable.

NOW THEREFORE, THE COMPANY HEREBY IRREVOCABLY UNDERTAKES AS FOLLOWS:

1. Beneficiary

The persons, whether individuals or corporations, who may benefit from and accept the offer (the “Offer”) are:

1.1 a director (a “Director”) of the Company, and

1.2 the Chairman of the Board, the Directeur Général, a Directeur Général Délégué, as well as any executive officer who is not a director and is employed by the Company and to whom the Board of Directors of the Company would elect to make the Offer (an “Officer”).

A “Beneficiary”, for the purpose of the Offer, shall be a Director or an Officer having accepted and signed this Offer.

2. Undertaking to Subscribe; Insurance Policy; Indemnification

2.1 Upon acceptance and signature of this Offer by a Beneficiary, subject to completion of the applicable procedure under articles L. 225-38 et seq. of the French Commercial Code, including prior authorization of the board of directors, approval by the shareholders’ meeting and abstention by any interested person from deliberations and votes, in each case to the extent required by applicable law, the Company shall immediately provide to the Beneficiary the benefit of one or more directors’ and officers’ (“D&O”) insurance policies (collectively, the “D&O Insurance Policy”) subscribed with a well-rated insurance company of national or international repute (the “Insurance Company”), providing D&O insurance coverage in line with best practice for companies in the United States with a similar market capitalization and in a similar industry as the Company (“Best Practices”), in each case to the extent available on commercially reasonable terms and at commercially reasonable premiums, to the fullest extent permitted by applicable laws and regulations. Any threatened, pending or completed claim, demand, action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, whether formal or informal, or any inquiry or investigation, whether made, instituted or conducted by the Company or any other party, whether in France or abroad, including without limitation any foreign, federal, state or other governmental entity, by reason of (or arising in part out of) any event or occurrence related to the fact that the Beneficiary is, was or becomes a Director or Officer of the Company or any Subsidiary of the Company (as defined below), or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the Beneficiary while serving in such capacity, and in respect of which the Beneficiary incurs or may incur any damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing (collectively, the “Losses”), shall be referred to hereunder, collectively, as an “Indemnifiable Claim.” The Beneficiary shall be compensated with respect to any Indemnifiable Claim by the D&O Insurance Policy or, if not indemnifiable thereunder, by the Company to the fullest extent permitted by law. Also to the fullest extent permitted by applicable laws and regulations, the D&O Insurance Policy shall provide for indemnification of the Beneficiary in line with Best Practices, to the extent available on commercially reasonable terms and at commercially reasonable premiums, against reasonable and necessary Expenses (as defined below) as a result of the facts, acts or omissions described above, in the event the Beneficiary was, is or is threatened to be made a party, witness or participant in, by whatever means, a hearing or investigation which the Beneficiary in good faith and reasonably believes could lead to an action or other relief, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, or other, whether formal or informal. For purposes of this Offer, a “Subsidiary” shall mean an entity in which the Company directly or indirectly controls 50% or more of the entity’s voting securities. For the avoidance of doubt, service by the Beneficiary as a director, officer, manager, trustee or agent of any entity in which the Company holds, directly or indirectly, any equity or other interest, or at the request of the Company, shall be conclusively presumed to be service “at the request of the Company” for all purposes of this Offer, regardless of the level of the Company’s ownership in such entity.

For the purpose of the Offer, a “Claim” means (1) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to foreign, federal, state or other law; and (2) any inquiry or investigation, whether made, instituted or conducted by the Company or any other party, including without limitation any foreign, federal, state or other governmental entity, that the Beneficiary determines might lead to the institution of any such claim, demand, action, suit or proceeding.

To the fullest extent permitted by applicable laws and regulations, the D&O Insurance Policy shall provide for indemnification of the Beneficiary in line with Best Practices against reasonable and necessary expenses (including attorneys’ fees and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation) (collectively, hereinafter “Expenses”) and any and all Losses in connection with an Indemnifiable Claim.

The Company shall in the first instance pay on behalf of the Beneficiary any deductible or retention amounts due under the D&O Insurance Policy in connection with any Indemnifiable Claim or Claim for the payment of Expenses, to the fullest extent permitted by applicable laws and regulations.

2.2 As a result of the acceptance and signature of this Offer by the Beneficiary, a bilateral contract will be formed between the Company and the Beneficiary. To the fullest extent permitted by applicable laws and regulations, the Company’s obligation to indemnify the Beneficiary for Losses and Expenses in respect of an Indemnifiable Claim is a primary, direct and unconditional obligation of the Company, and is not contingent upon, reduced by, or subordinated to the D&O Insurance Policy or any recovery thereunder. Any recovery under the D&O Insurance Policy is additive to, and not a condition of, the Company’s indemnification and advancement obligations, and the Company shall be subrogated to the Beneficiary’s rights of recovery only after the Beneficiary has been indemnified in full.

2.3 To the fullest extent permitted by applicable laws and regulations, the Company agrees that, so long as a Director or Officer continues to serve as a Director or Officer of the Company or any Subsidiary, or continues at the request of the Company to serve as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and thereafter so long as such Director or Officer is subject to any possible Indemnifiable Claim by reason of the fact that such Director or Officer was a Director or Officer of the Company or any Subsidiary or served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, the Company will maintain in effect for the benefit of such Director or Officer one or more valid, binding and enforceable insurance policies with the Insurance Company providing coverage, including with respect to limits of liability thereunder, at least comparable to that provided in this Offer, in each case to the extent available on commercially reasonable terms and at commercially reasonable premiums, and such insurance policy or policies shall be or be deemed to be the D&O Insurance Policy for all purposes of this Offer. The Company shall purchase and maintain, at its expense, the D&O Insurance Policy with limits of liability, retentions and terms no less favorable in the aggregate than those in effect on the date of acceptance of this Offer, in each case to the extent available on commercially reasonable terms and at commercially reasonable premiums, including, to the fullest extent available on commercially reasonable terms, Side-A difference-in-conditions coverage and a priority-of-payments provision favoring the individual insureds. Upon any change in Control of the Company, any cessation of the listing of the Ordinary Shares, or any merger in which the Company is not the surviving entity, the Company shall obtain and fully pay for a “tail” (run-off) policy providing coverage for a period of at least six (6) years for acts or omissions occurring on or before such event, to the extent available on commercially reasonable terms and at commercially reasonable premiums, consistent with the directors’ and officers’ insurance covenants of the Business Combination Agreement; if such coverage is not available on commercially reasonable terms and at commercially reasonable premiums, the Company shall obtain the most favorable coverage reasonably available on commercially reasonable terms and at commercially reasonable premiums. The Beneficiary is an intended third-party beneficiary of such coverage. The Company confirms that the approval required under articles L.225-38 et seq. of the French Commercial Code in respect of the arrangements contemplated by this Offer has been, or will at or about the date hereof be, duly obtained, including, to the extent required by applicable law, a motivated prior authorization of the board of directors justifying the corporate interest of the Offer and its financial terms, the required special report and submission to the shareholders’ meeting for approval, with any interested person abstaining from deliberations and votes; it being understood that the vote on such approval is ultimately a matter for the shareholders and the Company shall not be liable for the outcome of such vote.

3. Exclusions

The Beneficiary acknowledges that French law contains material limitations on indemnification or coverage for Losses and/or Expenses and currently prevents the Company, in particular, from indemnifying the Beneficiary for Losses and Expenses incurred by a Beneficiary with respect to the following Claims:

3.1 any Claim made by the Company or by a shareholder or any other person on behalf of the Company (derivative action);

3.2 any Claim relating to remuneration paid to the Beneficiary, if it shall be determined that such remuneration was not due;

3.3 any Claim for which a judgment is rendered against the Beneficiary for an accounting of profits made from the purchase or sale of, or the procurement to purchase or sell, securities of the Company pursuant to insider trading laws or regulations;

3.4 any Claim which is based on the Beneficiary’s willful or gross misconduct or on a fraud or a fraudulent misrepresentation, intentional or fraudulent (or deemed to be so) misconduct, whether the Beneficiary has acted alone or as an accomplice if it should be finally determined that the Beneficiary is guilty of such misconduct;

3.5 any Claim which is based on the Beneficiary’s criminal actions; or

3.6 any Claim arising out of or relating to any administrative sanction, fine, penalty or other measure of a punitive or disciplinary nature imposed on or asserted against the Beneficiary by any governmental, regulatory, tax or supervisory authority or entity, to the extent that such sanction, fine, penalty or other measure is not insurable or not indemnifiable under the laws of the jurisdiction in which the relevant authority or entity is established.

The Beneficiary further acknowledges that the D&O Insurance Policy contains or may contain similar limitations on coverage for Losses or Expenses incurred by a Beneficiary, in each case with respect to Indemnifiable Claims, and that it does not cover Claims (i) pending, if any, at the date this Offer is accepted and signed by the relevant Beneficiary or (ii) which arise from the settlement of any action or Claim without the Company’s written consent or, generally, that cannot be insured under applicable laws and regulations; provided that the terms of the D&O Insurance Policy shall determine whether insurance coverage is available to the Beneficiary in connection with any Indemnifiable Claim, and that any limitations, restrictions or exclusions contained in the D&O Insurance Policy that are not mandated by applicable law shall not relieve the Company of its obligation to provide indemnification to the Beneficiary for Losses and Expenses in each case with respect to Indemnifiable Claims to the fullest extent permitted by applicable laws and regulations.

For the avoidance of doubt, the exclusions in this Section 3 shall not, solely by reason of an allegation, prevent the advancement of Expenses reasonably incurred in defending, investigating or responding to any Claim, in each case to the extent permitted by applicable laws and regulations and subject to the Beneficiary’s undertaking to repay such Expenses if it is finally determined by a non-appealable judgment or decision that the Beneficiary is not entitled to indemnification or advancement in respect thereof.

Nothing in this Offer shall be construed as waiving, limiting or otherwise prejudicing any action in liability that the Company, its shareholders or any third party may bring against any Director or Officer under mandatory provisions of French law, including any action arising from breaches of applicable laws or regulations, breaches of the Company’s articles of association or faults committed in the management of the Company. The Company’s indemnification and advancement obligations shall apply only to the fullest extent permitted by applicable laws and regulations.

4. Notification and Defense of an Indemnifiable Claim

4.1 As soon as practicable after the written receipt by the Beneficiary of an Indemnifiable Claim, the Beneficiary shall notify the Company in writing thereof, which notification shall specify:

(a) the existence and the nature of the Indemnifiable Claim; and

(b) the nature and the estimate of the amount of the Losses and Expenses with respect to an Indemnifiable Claim.

Failure to so notify the Company will not relieve the Company from liability under the Offer, except to the extent that the Company has been materially prejudiced thereby.

4.2 In the event the Company shall be requested by the Beneficiary to pay the Expenses or Losses of any Indemnifiable Claim, the Company, if appropriate, shall be entitled to assume the defense of such Indemnifiable Claim, or to participate, to the extent permissible, in the defense of such Indemnifiable Claim, with counsel reasonably acceptable to the Beneficiary. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to the Beneficiary under this Offer for any Expenses of counsel subsequently incurred by the Beneficiary with respect to the same Indemnifiable Claim, provided that the Beneficiary shall have the right to employ separate counsel in such Indemnifiable Claim at the Beneficiary’s sole cost and expense. Notwithstanding the foregoing, if the Beneficiary’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and the Beneficiary in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such Indemnifiable Claim within a reasonable time, then in any such event the fees and expenses of the Beneficiary’s counsel to defend such Indemnifiable Claim shall be subject to the indemnification and advancement of Expenses provisions of this Offer.

No settlement of any Claim shall be agreed upon and entered into without the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In the absence of such prior written consent from the Company, the Company will be relieved from any and all liability for such settlement of an Indemnifiable Claim if the Beneficiary has thereby been excluded from coverage or benefits under the D&O Insurance Policy and/or if the Company has thereby been materially prejudiced. The unreasonable withholding of consent shall not relieve the Company of, or reduce, its obligations under the Offer, and the Beneficiary shall not lose any right to indemnification by reason of entering into a settlement that the Beneficiary is legally compelled to accept.

5. Advance on Reimbursement of Expenses

5.1 To the fullest extent permitted by applicable laws and regulations, the Expenses reasonably incurred by the Beneficiary in defending or investigating any Indemnifiable Claim duly notified to the Company shall be advanced by the Company directly, within thirty (30) days of the Beneficiary’s written request, upon presentation of satisfactory evidence that such Expenses have been incurred. The Company’s obligation to advance Expenses is unconditional and shall not be contingent upon, reduced by, or subordinated to any payment or recovery under the D&O Insurance Policy; the Company shall, however, be entitled to seek reimbursement from the Insurance Company for amounts so advanced. The sole condition to advancement shall be the Beneficiary’s written commitment to repay these Expenses in the event that it is finally determined by a non-appealable judgment that the Beneficiary is not entitled to have these Expenses reimbursed. No allegation or present assessment of bad faith, gross misconduct, or conduct inconsistent with the corporate interest of the Company shall delay, condition or reduce advancement, such matters being relevant only to a final determination of entitlement;

provided that the Company shall not be liable for that portion of such Expenses actually provided to the Beneficiary under the D&O Insurance Policy (to the fullest extent permitted by applicable laws and regulations, such undertaking shall be accepted without reference to the financial ability of the Beneficiary to make repayment and any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest-free); and provided further that no indemnification shall be permitted (A) in the event that it is finally determined that: (i) the Beneficiary’s conduct forming the subject matter of the Indemnifiable Claim was not consistent with the corporate interests of the Company; or (ii) the Beneficiary’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or (B) in respect of Indemnifiable Claims initiated or brought by the Beneficiary against the Company or its directors, officers, employees or other agents and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Offer or otherwise available to the Beneficiary under another agreement or applicable law.

5.2 The termination of any Claim constituting an Indemnifiable Claim by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, absent specific findings in respect of the Beneficiary in the judgment or conviction of the Beneficiary or an acknowledgment by the Beneficiary in the settlement itself, create a presumption that the Beneficiary did not act in good faith and in a manner that the Beneficiary reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

5.3 The Beneficiary shall cooperate with the person, persons or entity making such determination with respect to the Beneficiary’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Beneficiary and reasonably necessary to such determination. In any determination of the Beneficiary’s entitlement to indemnification or advancement, the Beneficiary shall be presumed to be entitled thereto, and the Company shall bear the burden of proving, by clear and convincing evidence, that the Beneficiary is not so entitled. Following any change in Control of the Company (meaning any merger, acquisition of a majority of the voting rights, sale of substantially all of the assets of the Company, or change in a majority of the members of the Board of Directors not approved by the incumbent Board), the determination of the Beneficiary’s entitlement shall be made by an independent counsel selected by the Beneficiary and reasonably acceptable to the Company (being a law firm that has not, within the preceding five (5) years, represented the Company or the Beneficiary in any material matter), whose reasonable fees and expenses shall be borne by the Company.

5.4 Partial Indemnification. If the Beneficiary is entitled under any provision of this Offer to indemnification by the Company for some or a portion of the Expenses and Losses, in each case with respect to an Indemnifiable Claim, paid in settlement actually and reasonably incurred by or on behalf of the Beneficiary in connection with any Claim but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Beneficiary for the portion of such Expenses or Losses, in each case with respect to an Indemnifiable Claim, to which the Beneficiary is entitled.

6. Payment by Company

To the fullest extent permitted by applicable laws and regulations and provided always that the Beneficiary has acted in good faith and within his or her capacities as a Director or Officer of the Company, in the event that a Beneficiary shall not be indemnified for all the Expenses and Losses, in each case with respect to an Indemnifiable Claim, due to (a) the failure of the Company to obtain or maintain the D&O Insurance Policy in accordance with this Offer, including if the maximum insurance coverage is exceeded, or (b) the failure of the D&O Insurance Policy to pay the Expenses or Losses, in each case with respect to an Indemnifiable Claim, the Company shall pay in full to the Beneficiary the amount of any such Expenses and Losses, in each case with respect to an Indemnifiable Claim, to which the Beneficiary is entitled to be reimbursed or shall pay the difference between the amount received by the Beneficiary from the Insurance Company and such amount of reimbursement of the Expenses and Losses, in each case with respect to an Indemnifiable Claim, to which he or she is so entitled, as the case may be.

7. Subrogation; Primacy of Indemnification

Except as provided for below, in the event of payment by the Company to the Beneficiary under the Offer, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Beneficiary, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents as are necessary to enable the Company effectively to bring suit to enforce such rights.

[Note to draft: This following paragraph should only be inserted for those with a fund indemnity]

The Company hereby acknowledges that the Beneficiary has certain rights to indemnification, advancement of Expenses and/or insurance provided by the Fund Indemnitors. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Beneficiary are primary and any obligation of the Fund Indemnitors to advance Expenses or to provide indemnification for the same expenses or liabilities incurred by the Beneficiary is secondary), (ii) to the extent required by this Offer, it shall advance the full amount of Expenses incurred by the Beneficiary and be liable for the full amount of all Expenses to the fullest extent permitted by applicable laws and regulations and as required by the terms of this Offer (or any other agreement between the Company and the Beneficiary), without regard to any rights the Beneficiary may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all Claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Beneficiary with respect to any Claim for which the Beneficiary has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Beneficiary against the Company. The Company and the Beneficiary agree that the Fund Indemnitors are express third-party beneficiaries of the terms hereof.

8. Right to Payment Upon Application

Subject to the terms and conditions of Section 5 hereof, all payments under the Offer, including those relating to the reimbursement of Expenses or any advances of Expenses or payment of Losses, in each case with respect to an Indemnifiable Claim, shall be paid by the Company, or on its behalf, within 30 days after a written Claim for payment has been received by the Company. Expenses reasonably incurred by the Beneficiary in connection with establishing or enforcing, in whole or in part, any right to payment, advancement or indemnification under the Offer shall also be paid by the Company, to the fullest extent permitted by applicable laws and regulations, in respect of any such proceeding brought by the Beneficiary in good faith, whether or not the Beneficiary is wholly successful, unless such proceeding is finally determined to have been frivolous or brought in bad faith. Any amount payable by the Company under the Offer that is not paid within 30 days of the date due shall bear interest at the French statutory interest rate (taux de l’intérêt légal) from the date due until paid. The Beneficiary shall be entitled to seek specific performance of the Company’s obligations under the Offer and, where available, an expedited (référé) determination of any dispute concerning advancement of Expenses.

9. Offer Not Exclusive

This Offer shall not be deemed exclusive of any other rights to which the Beneficiary may be entitled under any agreement, any vote of shareholders or disinterested directors, statute, or otherwise.

10. Notices

10.1 Any notices served pursuant to this Offer shall be sent by registered mail with return receipt requested, by e-mail with return receipt requested or delivered by hand against receipt, if to the Company, to the registered office (with a copy via e-mail), and if to the Beneficiary, to the address indicated below at the end of this Offer.

10.2 Any change of address shall be notified by the relevant party to the other party by registered mail with return receipt requested, delivered by hand against receipt or sent by e-mail within fifteen (15) days of the actual date of change of address.

10.3 Notices shall be deemed to have been received on the date of receipt of the registered letter, as evidenced by the return receipt or, as the case may be, of the letter delivered by hand, as evidenced by the receipt, or on the same business day if sent by e-mail with return receipt requested or, if sent by e-mail without return receipt requested, on the next business day.

11. Amendments; Assignment

11.1 No alteration of, amendment to or waiver of any of the provisions of this Offer shall be binding on any of the parties unless it is in writing and executed by a duly authorized representative of each of the parties.

11.2 This Offer may not be assigned by any party hereto except with the prior written consent of the other party. Without limiting the generality or effect of the foregoing, the Beneficiary’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Beneficiary’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 11.2, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

12. Successors

The legal representatives of the parties or their successors shall be bound by and may rely on all the terms of the Offer. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Beneficiary and his or her counsel, expressly to assume and agree to perform this Offer in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Offer shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Offer), but shall not otherwise be assignable or delegatable by the Company. This Offer shall inure to the benefit of and be enforceable by the Beneficiary’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

13. Miscellaneous Provisions

13.1 Term of Offer. This Offer shall continue until and terminate upon the later of (a) ten years after the date that the Beneficiary shall have ceased to serve as a Director or Officer of the Company or a Subsidiary or, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise or (b) the final termination of all Claims pending on the date set forth in clause (a) in respect of which the Beneficiary is granted rights of indemnification or advancement of Expenses hereunder and of any Claim commenced by the Beneficiary pursuant to Section 8 of this Offer relating thereto.

13.2 The parties agree that the provisions contained in the preamble and Exhibit hereto form an integral part of the Offer.

13.3 Should any of the provisions of this Offer be held null and void or unenforceable for any reason whatsoever, the parties undertake to use their best efforts to remedy the causes of such nullity, so that, except where such is impossible, the Offer shall remain in force without any discontinuity.

13.4 The parties agree to provide any information and to execute and deliver all documents reasonably required for the performance of this Offer.

14. Applicable Law

This Offer shall be governed, as to its validity, construction and performance, by the laws of France.

15. Disputes

Any dispute arising from the Offer or that is a result or consequence thereof shall be subject to the jurisdiction of the Tribunal des Activités Économiques de Paris.

16. Electronic Signature

In accordance with Articles 1366 to 1368 of the French Civil Code, the parties agree to sign the Offer by means of an electronic signature generated by the DocuSign service or any other similar service, and acknowledge that this electronic signature has the same legal value as their handwritten signature, and that the Offer thus signed constitutes valid evidence for assessing the rights, obligations and responsibilities of the parties and the consent of their signatories, in accordance with Article 1367 of the French Civil Code.

In accordance with paragraph 4 of article 1375 of the Civil Code, the Offer is drawn up in a single original digital copy, a copy of which will be delivered to each of the parties (article 1375 paragraph 4 of the Civil Code: “The requirement of a plurality of originals is deemed to be satisfied for contracts in electronic form when the act is drawn up and stored in accordance with articles 1366 and 1367, and the process allows each party to have a copy on a durable medium or to have access to it”).

Executed on [Date]

By:
Title:	[CEO (Directeur Général)]

Address: [ ]
E-mail: [ ]

Accepted by [ ]
On [Date]

By:

Address: [ ]
E-mail: [ ]

being a Director or an Officer of the Company, as those terms are defined in the Offer, who hereby declares that he or she:

●	has a good and fair knowledge of the terms, conditions and exclusions of the Offer;

●	is fully aware that applicable French laws and regulations limit a company’s ability to indemnify its directors against liability;

●	is fully aware that U.S. securities laws may also limit a company’s ability to indemnify in respect of liabilities arising under U.S. securities laws; and

●	formally and irrevocably accepts the Offer, as it stands.